UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-12

ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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	(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on November 12, 2008

          The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, November 12, 2008, at 10:00 a.m., local time, at our corporate offices located at 2400 S.W. 145th Avenue, Miramar, Florida 33027, for the following purposes, as described in the attached proxy statement:

1.	To elect a board of seven directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

          The board of directors has fixed the close of business on September 15, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting and during the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate offices at 2400 S.W. 145th Avenue, Miramar, Florida 33027.

          It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders who hold their shares in the street name of a bank or brokerage firm may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Also, you may revoke your proxy by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy at any time before it is voted.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida
October 13, 2008

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.
________________________

PROXY STATEMENT
_________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 12, 2008

General

          This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our corporate offices located at 2400 S.W. 145th Avenue, Miramar, Florida 33027, at 10:00 a.m., local time, on November 12, 2008, and at any adjournment or postponement of this meeting, for the purposes set forth in the accompanying notice of meeting.

          It is anticipated that our annual report for the fiscal year ended June 30, 2008, this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about October 13, 2008. The annual report is not to be regarded as proxy soliciting material.

Outstanding Shares and Voting Rights

          Only holders of record of our common stock at the close of business on September 15, 2008, are entitled to notice of and to vote at the annual meeting. On that date, there were 28,800,921 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of our common stock have one vote per share on all matters.

          A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers that do not receive instructions from beneficial owners may exercise their discretionary voting power with respect to the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

          The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. This means that the seven nominees for director who receive the most votes are elected. Abstentions and broker non-votes, if any, have no effect on whether a nominee for director is elected.

          With respect to matters other than the election of directors, our by-laws provide that, if a quorum is present at a meeting of shareholders, a matter is approved by our shareholders if the votes cast at the meeting in favor of a matter presented for shareholder approval exceed the votes cast against such matter, except as otherwise provided by our Articles of Incorporation or applicable law. Consequently, the number of shares of common stock represented in person or by proxy, and entitled to vote at the meeting, that are voted in favor of the proposed ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2009, must exceed the number of shares voted against the approval of such matter in order for the proposal to be approved by our shareholders. Abstentions and broker non-votes, if any, are not counted as votes "for" or "against" any proposals.

          Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted:

—	FOR the election of all of the nominees for director,

—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2009, and

—	in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

          You are requested, regardless of the number of shares that you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank or brokerage firm, to vote by telephone or through the Internet. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. If you hold shares through a bank or in a brokerage account and you plan to vote in person at the annual meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of September 30, 2008 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and nominees for director, (b) the chief executive officer and each of the other named executive officers as set forth in the Fiscal 2008 Summary Compensation Table below, and (c) all of our directors and executive officers as a group, without naming them: The percentage of beneficial ownership set forth below is based on 28,816,854 shares of our common stock outstanding on September 30, 2008.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)

E. Scott Beattie(3)	1,866,537	6.3%
Fred Berens(4)	855,810	3.0%
Maura J. Clark(5)	7,000	*
Richard C. W. Mauran(6)	1,784,583	6.2%
William M. Tatham(7)	66,180	*
J. W. Nevil Thomas(8)	240,688	*
Paul F. West(9)	395,494	1.4%
Joel B. Ronkin(10)	285,561	*
Stephen J. Smith(11)	321,548	1.1%
Jacobus A. J. Steffens(12)	132,908	*
Ronald L. Rolleston(13)	184,538	*
M&G Investment Management Limited and	2,941,164	10.2%
M&G Investment Funds 1(14)
Cumberland Private Wealth Management, Inc.(15)	2,141,682	7.4%
Deutsche Bank A.G.(16)	1,917,205	6.7%
All directors and executive officers as a group (15 persons)(17)	6,569,736	21.2%

*	Less than one percent of the class.

(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, 2nd Floor, Miramar, Florida 33027.

(2)

Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after September 30, 2008. Also includes unvested shares of restricted stock, including market-based restricted stock (MBRS), performance-based restricted stock (PBRS) and service-based restricted stock (SBRS), as to which such person has voting power but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3)

Includes (i) 797,503 shares of common stock, (ii) 108,800 shares of MBRS, (iii) 61,134 shares of SBRS, (iv) 77,400 shares of PBRS, and (v) 821,700 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 803,503 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.

(4)

Includes (i) 791,810 shares of common stock and (ii) 64,000 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 791,810 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. The address of Mr. Berens is 200 South Biscayne Boulevard, Suite 3200, Miami, Florida 33131.

(5)	Includes 7,000 shares of common stock issuable upon the exercise of stock options. The address of Ms. Clark is Two Gateway Center, 9th Floor, 603 Stanwix Street, Pittsburgh, PA 15222.

(6)

Includes (i) 1,467,198 shares of common stock owned by Euro Credit Investments Limited and 253,385 shares of common stock owned by Sloan Financial Corporation, companies controlled by Mr. Mauran, and (ii) 64,000 shares of common stock issuable upon the exercise of stock options. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England.

(7)

Includes (i) 3,230 shares of common stock owned individually by Mr. Tatham, (ii) 6,950 shares of common stock owned by Mr. Tatham's spouse, and (iii) 56,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse. The address of Mr. Tatham is 4101 Yonge Street, Suite 501, Toronto, Ontario M2P 1N6 Canada.

(8)

Includes (i) 6,765 shares of common stock owned individually by Mr. Thomas, (ii) 5,119 shares of common stock owned by Sandringham Capital Services Corp., a company controlled by Mr. Thomas, (iii) 137,425 shares of common stock held by Marchoak, Inc., a company owned by Mayfront Trust, of which Mr. Thomas' spouse has voting control, (iv) 1,198 shares of common stock held in trust for the benefit of Mr. Thomas' child and for which Mr. Thomas serves as co-trustee with his spouse, (v) 2,925 shares of common stock owned by Mr. Thomas' spouse, (vi) 23,256 shares of common stock owned by S.E.T. Holdings Corporation, a corporation controlled by Mr. Thomas' spouse, and (vii) 64,000 shares of common stock issuable upon the exercise of stock options. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse, Marchoak, Inc., the trusts of which he and his spouse serve as trustees and S.E.T. Holdings Corporation. The address of Mr. Thomas is 130 Adelaide Street West, Oxford Tower, Suite 2900, Toronto, Ontario M5H 3P5 Canada.

(9)	Includes (i) 56,595 shares of common stock, (ii) 54,000 shares of MBRS, and (iii) 284,899 shares of common stock issuable upon the exercise of stock options.

(10)

Includes (i) 34,044 shares of common stock, including 1,000 shares owned by Mr. Ronkin together with his wife as joint tenants with right of survivorship, (ii) 27,000 shares of MBRS, (iii) 28,434 shares of SBRS, (iv) 36,200 shares of PBRS, and (v) 159,883 shares of common stock issuable upon the exercise of stock options.

(11)

Includes (i) 35,748 shares of common stock, (ii) 18,000 shares of MBRS, (iii) 22,067 shares of SBRS, (iv) 28,100 shares of PBRS, and (v) 217,633 shares of common stock issuable upon the exercise of stock options.

(12)

Includes (i) 34,243 shares of common stock, (ii) 24,000 shares of MBRS, (iii) 9,367 shares of SBRS, (iv) 11,900 shares of PBRS, and (v) 53,398 shares of common stock issuable upon the exercise of stock options.

(13)

Includes (i) 34,209 shares of common stock, (ii) 24,000 shares of MBRS, (iii) 11,034 shares of SBRS, (iv) 15,300 shares of PBRS, and (v) 99,995 shares of common stock issuable upon the exercise of stock options.

(14)

Based on Amendment No. 2 to Schedule 13G dated December 31, 2007, filed by M&G Investment Management Limited and M&G Investment Funds 1, which reflects (i) shared voting and dispositive power held by M&G Investment Management Limited with respect to 2,941,164 shares, and (ii) shared voting and dispositive power held by M&G Investment Funds 1 with respect to 2,940,101 shares. The address of M&G Investment Management Limited and M&G Investment Funds 1 is Governor's House, Laurence Pountney Hill, London EC4R 0HH, United Kingdom.

(15)

Based on a Schedule 13G dated August 13, 2007 filed by Cumberland Private Wealth Management, Inc., which reflects sole voting and dispositive power with respect to all of the shares. The address of Cumberland Private Wealth Management, Inc. is 99 Yorkville Avenue, Suite 300, Toronto, Ontario M5R 3K5 Canada.

(16)

Based on a Schedule 13G dated December 31, 2007 filed by Deutsche Bank A.G., which reflects sole voting and dispositive power with respect to all of the shares. The address of Deutsche Bank A.G. is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(17)

Includes (i) 2,136,074 shares of common stock issuable upon exercise of stock options, (ii) 167,372 shares of SBRS, (iii) 306,800 shares of MBRS, and (iv) 204,900 shares of PBRS. Also includes 1,589,313 shares of Common Stock held in margin accounts, regardless of whether loans are outstanding.

PROPOSAL 1 --
ELECTION OF DIRECTORS

Information about the Nominees

          Seven directors are to be elected at the annual meeting. Our Amended and Restated Articles of Incorporation provide that the number of directors constituting the board of directors shall not be less than one person, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire board. The board of directors has fixed the number of directors at seven.

          The seven nominees named below are currently serving as our directors and, based on the recommendation of the nominating and corporate governance committee, have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

          The names of the nominees for our board of directors and information about them are set forth below.

          E. Scott Beattie, age 49, has served as chairman of our board of directors since April 2000, as our president and chief executive officer since August 2006, as our chief executive officer since March 1998, and as one of our directors since January 1995. Mr. Beattie served as our president from April 1997 to March 2003, as our chief operating officer from April 1997 to March 1998, and as vice chairman of the board of directors and assistant secretary from November 1995 to April 1997. Mr. Beattie is a director of ObjectVideo, Inc., an information technology company. Mr. Beattie is also a director and a member of the executive committee of the Personal Care Products Council and a member of the advisory board of the Ivey Business School.

          Paul West, age 58, has served as vice chairman of our board of directors since August 2006. Previously, Mr. West served as our president and chief operating officer from March 2003 to August 2006, as our executive vice president and chief operating officer from November 2000 to March 2003, and as our senior vice president, sales management and planning from April 1998 to March 2000. Prior to joining us, Mr. West worked in various management capacities for divisions of Unilever N. V., a global consumer products company, including Chesebrough Ponds, Inc., and the Elizabeth Arden Company, where he served as chief financial officer from September 1989 to May 1996. Mr. West remains a non-executive employee of ours, focusing primarily on our expansion plans in Asia.

          J. W. Nevil Thomas, age 70, served as non-executive vice chairman of our board of directors from April 1997 to August 2006 and previously served as chairman of our board of directors from July 1992 to April 1997. Mr. Thomas has served as president and chief executive officer of Nevcorp, a financial and management consulting firm, since 1970, and has been Chairman of BCC Advisors, Inc. (formerly known as Bedford Capital Corporation) since 1982. Mr. Thomas is also a director of Reliable Life Insurance Company and Old Republic Insurance Company of Canada, non-public wholly-owned subsidiaries of Old Republic International Corporation, and a director of Templeton Growth Funds, Ltd., a publicly traded mutual fund managed by a wholly-owned subsidiary of Franklin Resources, Inc.

          Fred Berens, age 65, has served as a director since July 1992. Mr. Berens has served in various capacities with Wachovia Securities, Inc. (formerly known as Prudential Securities, Inc.), an investment-banking firm, since March 1965, most recently as managing director-investments since September 2004. Mr. Berens has served on the board of trustees of the University of Miami since 1972.

Richard C. W. Mauran, age 74, has served as a director since July 1992. Mr. Mauran is a private investor.

          Maura J. Clark, age 49, has served as a director since August 2005. Since September 2007, Ms. Clark has served as president, direct energy business, of Direct Energy Services, LLC, an energy and energy services provider in North America and a subsidiary of United Kingdom based Centrica plc. From July 2006 to September 2007, Ms. Clark served as executive vice president, mergers and acquisitions, of Direct Energy Services LLC. From April 2005 until July 2006, Ms. Clark was the senior vice president, North American strategy and mergers and acquisitions of Direct Energy Services. From March 2003 to April 2005, Ms. Clark was an independent consultant providing strategic and corporate development services. From October 2000 to February 2003, Ms. Clark was a managing director at Goldman Sachs & Co., an investment-banking firm. From August 1995 to September 2000, Ms. Clark served as the executive vice president, corporate development and chief financial officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. Ms. Clark is a chartered accountant.

          William M. Tatham, age 49, has served as a director since July 2001. Mr. Tatham has served as chairman and chief executive officer of NexJ Systems, Inc., a Canada-based client relationship management software company, since June 2006, and as chief executive officer and general managing partner of XJ Partners, Inc., a Canada-based strategy consulting company since September 2001. From November 2000 to June 2001, Mr. Tatham served as vice president and general manager of Siebel Systems, Inc., an e-business applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the chairman and chief executive officer of Janna Systems, Inc., a publicly-held, Canada-based software development company that Mr. Tatham founded.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Federal securities laws require our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file those reports on a timely basis during our fiscal year ended June 30, 2008 (fiscal 2008). To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings on a timely basis, except that a Form 4 regarding one transaction for Mr. West was not filed on a timely basis and a Form 3 was not timely filed by M&G Investment Management Limited.

GOVERNANCE OF THE COMPANY

          Corporate Governance Guidelines and Principles. Our Corporate Governance Guidelines and Principles set forth the responsibilities and qualification standards of the members of our board of directors and are intended as a component of the governance framework within which the board of directors, assisted by its committees, directs our affairs. The full text of our Corporate Governance Guidelines and Principles, as approved by the board of directors, is published on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Guidelines & Principles."

          The listing standards of the Nasdaq Global Select Market (Nasdaq) require that a majority of our board be comprised of directors who are "independent," as such term is defined by Rule 4200(a)(15) of Nasdaq's Marketplace Rules. Our board of directors has determined that each of our directors, with the exception of Messrs. Beattie and West, is independent under Nasdaq and SEC rules. In making its independence determination, the board of directors considered that Mr. Berens received compensation from Wachovia Securities, Inc. of less than $1,000 during fiscal 2008 resulting from services provided to certain of our executive officers by the financial advisory and account management group that Mr. Berens heads. The board of directors concluded that such relationship did not interfere with Mr. Berens' ability to exercise independent judgment in carrying out the responsibilities of a director.

          Shareholders may communicate with the board of directors, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The Secretary will then distribute such communications to the intended recipient(s).

          Code of Business Conduct. All of our employees, officers and directors are required to abide by our Code of Business Conduct which requires that they conduct our business with the utmost integrity and honesty and in a manner that adheres to the highest ethical standards and fully complies with all applicable laws and regulations. The full text of the Code of Business Conduct, as approved by our board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Code of Business Conduct."

          Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer, and our other executive officers and finance officers are also required to comply with our Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Supplemental Code of Ethics is intended to cover, among other things, the avoidance and handling of conflict of interest situations and the review of disclosure and accounting matters, including the adequacy of disclosure controls and procedures and internal controls over financial reporting. Any alleged violation of the Supplemental Code of Ethics or any violation of law must be reported to our general counsel or the chairperson of the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Supplemental Code of Ethics.

          The full text of this Supplemental Code of Ethics, as approved by our board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Code of Ethics."

Meetings and Committees of Our Board of Directors

          During fiscal 2008, the board of directors met six times and each director attended at least 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which such director served. During fiscal 2008, the board of directors had three committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Directors are not required to attend our annual meetings of shareholders. Mr. Fred Berens, chairman of the audit committee and the compensation committee, was present at our 2007 annual shareholders meeting.

The Audit Committee

          The audit committee consists of Messrs. Berens and Tatham and Ms. Clark. Mr. Berens chairs the audit committee, which met five times during fiscal 2008.

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls and the audits of our financial statements, and also carries out such other duties as directed by the board of directors. The audit committee is responsible for, among others: (1) selecting, negotiating the compensation of, and overseeing the work of, the independent registered public accounting firm, including approving all audit, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing their independence; (2) reviewing the planning and staffing of the audit, including ensuring the rotation of the audit partner of the independent registered public accounting firm as required by law; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports and the financial statements included in such reports, the accounting principles, standards, policies and practices followed by us and the adequacy of our internal controls over financial reporting; (5) reviewing the internal quality control review of the independent registered public accounting firm and evaluating their qualifications and performance; (6) approving the audit committee report included in this proxy statement, (7) reviewing the independent registered public accounting firm's certification and report on management's assessment of internal controls; and (8) reviewing and approving related person transactions.

         The responsibilities of the audit committee, as approved by the board of directors, are set forth in the audit committee charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Audit Committee."

          Our board of directors has determined that Mr. Berens and Ms. Clark are "audit committee financial experts" for purposes of the SEC's rules and that all of the members of the audit committee are independent, as defined by applicable SEC and Nasdaq rules.

The Compensation Committee

          The compensation committee consists of Messrs. Berens, Tatham and Thomas. Mr. Berens chairs the compensation committee, which met three times during fiscal 2008.

          The compensation committee is responsible for, among other things: (1) establishing an overall compensation strategy and guidelines for employees, including making grants of restricted stock and stock options pursuant to stock incentive plans and cash bonus awards under our cash bonus plans; (2) reviewing and approving the compensation of our executive officers; (3) administering the stock incentive plans, employee stock purchase plan and the cash bonus plans; (4) reviewing and discussing with management our disclosures contained in the Compensation Discussion and Analysis and making a recommendation to the board of directors regarding the inclusion of the Compensation Discussion and Analysis in our proxy statement; and (5) reviewing and making recommendations to the board of directors regarding non-employee director compensation.

          The responsibilities of the compensation committee, as approved by the board of directors, are set forth in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Compensation Committee."

          The compensation committee has the authority, pursuant to its charter, to engage the services of outside experts and advisors as it deems necessary and appropriate to assist the compensation committee in fulfilling its responsibilities. At the request of the compensation committee, we retained Mercer, a global compensation and benefits consulting firm, to advise the compensation committee in connection with the compensation committee's deliberations regarding fiscal 2008 compensation. See the discussion under "Compensation Discussion and Analysis for Fiscal 2008 - Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions" for a discussion of the compensation committee's processes and procedures for consideration of executive compensation, including Mercer's role. Mercer reports directly to the compensation committee.

          The board of directors has determined that each of the members of the compensation committee is independent, as defined by applicable Nasdaq rules.

The Nominating and Corporate Governance Committee

          The nominating and corporate governance committee consists of Messrs. Mauran and Thomas and Ms. Clark. Mr. Mauran chairs the nominating and corporate governance committee, which met once during fiscal 2008.

          The nominating and corporate governance committee is responsible for recommending to the board of directors candidates for nomination for election or re-election by the shareholders to the board of directors, recommending candidates for the committees of the board of directors, considering corporate governance issues and developing appropriate recommendations and policies for the board of directors regarding such matters.

          The nominating and corporate governance committee's consideration and nomination of director candidates for election or re-election to the board of directors includes an assessment of issues of judgment, diversity, and skills (such as relevant business experience, financial background, etc.), in the context of the perceived needs of the board of directors at the time of assessment. The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure required under our by-laws and described in this proxy statement under the heading "Shareholder Proposals and Nominations of Board Members for the 2009 Annual Meeting," using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The responsibilities of the nominating and corporate governance committee, as approved by the board of directors, are set forth in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Nominating Committee."

          The board of directors has determined that each of the members of the nominating and corporate governance committee is independent, as defined by applicable Nasdaq rules.

Related Person Transaction Policy

          Our written Related Person Transaction Policy requires that our board of directors or audit committee approve or ratify all transactions involving amounts in excess of $120,000 between the company or one or more of our subsidiaries and any related person. Under the Related Person Transaction Policy, the board of directors or audit committee reviews the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approves or rejects the proposed transaction. If a related person transaction that has not been previously approved or previously ratified is discovered, that transaction will be presented to the board of directors or audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

          For purposes of the Related Person Transaction Policy, a "related person" means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy provides that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board of directors or the compensation committee; (3) transactions in which the related person's interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person's interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis, (5) director compensation arrangements, if such arrangements have been approved by the board of directors or the nominating and corporate governance committee; and (6) any other transaction which is not required to be disclosed as a "related person transaction" under applicable securities regulations. The Related Person Transaction Policy defines the term "immediate family member" to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director, executive officer, or 5% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or 5% beneficial owner.

          During fiscal 2008, we did not have any related person transactions that were required to be reported pursuant to applicable securities regulations, other than Mr. West's compensation as an employee as disclosed below in the footnotes to the Director Compensation Table for Fiscal 2008.

DIRECTOR COMPENSATION

          The board of directors' general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Messrs. Beattie and West) are not paid for board service in addition to their regular employee compensation, except that, since he became a director, Mr. West has received stock option grants consistent with those made to non-employee directors.

          Non-employee directors (currently all directors other than Messrs. Beattie and West) receive the following standard compensation, as well as reimbursement for all expenses incurred in connection with their activities as directors:

Annual Retainer	$35,000
Board Meeting Fee (in person attendance)	$1,500
Board/Committee Meeting Fee (telephonic attendance)	$750
Committee Meeting Fee (in person attendance not on same day as board meeting)	$1,500
Committee Meeting Fee (in person attendance on same day as board meeting)	$1,000

          The chairpersons of the board committees receive the following additional annual retainer fees:

Audit Committee Chairperson	$10,000
Compensation Committee Chairperson	$5,000
Nominating and Corporate Governance Committee Chairperson	$3,500

          Non-employee directors are also entitled to receive grants of options to purchase our common stock under our 2004 Non-Employee Director Stock Option Plan (the 2004 Non-Employee Director Plan). The 2004 Non-Employee Director Plan provides that each non-employee director receives a grant of a fixed number of options to purchase common stock upon re-election at our annual meeting of shareholders. The options are granted on the annual meeting date and vest on the third anniversary of the date of grant, if the non-employee director has continued to serve as a director until such date. If a director dies, is permanently disabled or retires in good standing after age 70, the options become immediately exercisable. The exercise price for each option equals the closing price of our common stock on the date of grant.

          Under the 2004 Non-Employee Director Plan, the board of directors may determine the number of options to purchase our common stock to be awarded to the non-employee directors, based on a review of other comparable companies. The number of options to purchase shares of common stock to be awarded under the 2004 Non-Employee Director Plan is currently set at 6,000 shares. In addition, since he became a director Mr. West has also received option grants consistent with those made to non-employee directors under the 2004 Non-Employee Director Plan.

          Accordingly, on November 14, 2007, upon re-election to the board at the November 2007 annual meeting of shareholders, each of our non-employee directors received a grant of stock options for 6,000 shares of our common stock under our Non-Employee Director Plan, and Mr. West received a grant of stock options for 6,000 shares of our common stock under our 2004 Stock Incentive Plan. These options will become exercisable on November 14, 2010, and the exercise price for each option is $24.31, which was the closing price of our common stock on the date of grant. The stock options expire on November 14, 2017.

          Each of our directors, other than Mr. Beattie, will receive a grant of stock options for 6,000 shares of our common stock upon re-election to the board at our annual meeting of shareholders set for November 12, 2008, which will vest on November 12, 2011. The exercise price of these stock options will be the closing price of our common stock on November 12, 2008.

          In August 2006, our board of directors approved stock ownership guidelines for our directors. These guidelines require that by August 2009, each of our directors own common stock of our company equal to the lesser of (i) common stock having an aggregate market value of $105,000 (three times the annual cash retainer for board service) or (ii) 6,500 shares.

Director Compensation Table For Fiscal 2008

          The following table summarizes the compensation paid by us to our directors, other than Mr. Beattie, during fiscal 2008. For information regarding compensation paid by us to Mr. Beattie during fiscal 2008, please refer to the tables set forth under the caption "Executive Compensation Tables."
Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)

Fred Berens(3)	64,500	64,288	128,788
Maura J. Clark(3)	45,500	64,288	109,788
Richard C. W. Mauran(3)	45,500	64,288	109,788
William M. Tatham(3)	47,750	64,288	112,038
J. W. Nevil Thomas(3)	45,750	64,288	110,038
Paul F. West(3)(4)	--	143,146	143,146

(1)	Reflects the amount of cash compensation earned in fiscal 2008 for board and committee service.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 for the fair value of stock options granted in fiscal 2008 as well as prior years, in accordance with SFAS No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2008 grants, see note 15 to the financial statements in our Annual Report on Form 10-K for fiscal 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2008, refer to the note on Stock Plans in the financial statements in our Annual Report on Form 10-K for the applicable fiscal year end.

(3)

The following table sets forth (i) the grant date fair value of the stock options granted to our directors, other than Mr. Beattie, during fiscal 2008, calculated in accordance with SFAS 123R, and (ii) the aggregate number of unexercised stock options outstanding at June 30, 2008 for each of our directors, other than Mr. Beattie.

Name	Number of Stock Options Granted in Fiscal 2008 (#)	Grant Date Fair Value of Fiscal 2008 Stock Option Grants ($)	Aggregate Number of Unexercised Stock Options Outstanding at June 30, 2008 (#)

Fred Berens	6,000	52,500	76,000
Maura J. Clark	6,000	52,500	19,000
Richard C. W. Mauran	6,000	52,500	76,000
William M. Tatham	6,000	52,500	68,000
J. W. Nevil Thomas	6,000	52,500	76,000
Paul F. West	6,000	52,500	296,899

(4)

Mr. West does not receive any cash compensation for his service as a director. Mr. West serves as a non-executive employee of the Company, focusing primarily on our expansion plans in Asia. In this capacity during fiscal 2008, Mr. West earned a salary of $104,167 and received other compensation of $28,770 (consisting of a car allowance of $14,400, personal tax preparation and financial planning services of $4,130, executive disability insurance premiums of $3,275, tax reimbursements of $1,849 on the executive disability insurance premiums, life insurance premiums of $216, and company 401(k) contributions of $4,900). The amount set forth in the "Option Awards" column for Mr. West includes stock option grants received by Mr. West prior to August 2006, when he served as one of our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2008

          This Compensation Discussion and Analysis should be read in conjunction with the tables and other information set forth in the section of this proxy statement captioned "Executive Compensation Tables."

Objectives of Elizabeth Arden's Executive Compensation Program

          We design our executive compensation program in a manner consistent with our longstanding philosophy of providing "pay for performance." All of the components of our executive compensation program are designed to facilitate fulfillment of our compensation objectives, which are:

—	Providing competitive compensation to attract, retain and motivate key management personnel;

—	Relating management compensation to the achievement of company goals and performance; and

—	Aligning the interests of management with those of our shareholders.

          Accordingly, our executive compensation program emphasizes performance-based incentive pay designed to reward creation of shareholder value.

Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions

          The compensation committee's primary responsibilities include reviewing and approving the compensation of our executive officers. For fiscal 2008, our senior vice president, global human resources, along with our vice president, global compensation and benefits, were responsible for developing recommendations for the compensation committee's review and consideration as to the amount and form of executive officer compensation, with significant input from Mercer, a global compensation and benefits consulting firm, and from our chief executive officer in the case of our other executive officers. The compensation committee considers, but is not bound by, management's recommendations with respect to executive officer compensation.

          At the request of the compensation committee, we have engaged Mercer as our third-party compensation consulting firm since 2002. Mercer reviews and evaluates our existing compensation strategy and programs to ensure that they continue to accomplish our compensation objectives, reflect industry best practices, and are competitive with the market. More specifically, at the request of the compensation committee, Mercer (i) assesses the pay competitiveness of our executive officer positions, (ii) conducts a business performance analysis to gauge the relative alignment between our performance and executive officer compensation relative to our peer group, (iii) reviews and validates our Management Bonus Plan structure, target bonus opportunities and equity grant practices, and (iv) summarizes and reports to the compensation committee on trends and regulatory developments affecting executive officer compensation. Based on these activities, Mercer makes recommendations regarding, and proposes adjustments to, our executive officer compensation programs as it deems appropriate. Mercer has historically performed other human resources consulting services for us, including providing advice regarding our benefit programs in the areas of benefit plan design, compliance, communication, administration and funding. While Mercer works closely with our executive team in performing these activities, Mercer reports to the compensation committee on all executive compensation matters.

Annual Executive Officer Compensation Analysis

          The compensation committee's current practice is to review the design of our executive officer compensation program and make specific decisions regarding base salaries short-term cash incentive program design and bonus opportunities for the upcoming fiscal year, and long-term incentive grants in August of each year, which coincides with the board of directors' review of our financial results for each fiscal year prior to our public earnings announcement. Conducting our annual review of executive officer compensation in August allows the compensation committee to consider financial and operating results for our most recently completed fiscal year, as well as our financial and operating plan for the upcoming fiscal year, as it makes decisions regarding base salaries, short-term cash incentive program design and bonus opportunities, and long-term incentive awards. The compensation committee is responsible for approving and determining compliance with performance targets under our short-term cash incentive and long-term incentive programs. In determining if, and at what level, the performance targets have been met, the compensation committee may, in its discretion, take into consideration whether our financial or operational performance was affected by extraordinary financial events including, but not limited to, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and acquisitions or divestitures.

          Mercer assists the compensation committee in its annual review of executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay practices and company performance results against those of a selected group of peer companies (described below), as well as the compensation practices reported in published surveys of executive compensation. The compensation analysis uses composite market values derived by Mercer from an equal blend of the peer group's proxy pay data and the published surveys. The surveys used by Mercer in developing the composite market values used by our compensation committee are published by Mercer and other compensation consulting firms and include pay data for comparably-sized companies (ranging from approximately $600 million to $2.7 billion in revenues) in non-durable goods manufacturing, all manufacturing and general industry categories, with all such published survey sources being weighted equally. Mercer's study covers all primary pay components, including base salary, short-term incentives (e.g., cash bonuses) and long-term incentives (such as stock options, service-based restricted stock, performance-based restricted stock, deferred compensation programs and other forms of long-term compensation), and "Total Direct Compensation," which is defined as the sum of salary plus short-term cash incentives plus long-term incentives.

          Because Mr. Steffens is based in Geneva, Switzerland, the compensation committee evaluates his compensation by reference to a combination of local market data for comparable executives based in Switzerland, as well as comparable U.S. executives in the peer group proxy data. The compensation committee determines Mr. Steffens' base salary in Swiss francs and considers the benefits that are provided to Mr. Steffens as a European executive that are not provided to other named executive officers based in the United States in determining his base salary and overall compensation package. As a result, Mr. Steffens receives a base salary and perquisites that are generally higher than those provided to the other named executive officers (other than our chief executive officer), but long-term incentive awards that are generally lower, in an attempt to provide a total compensation package that is consistent with that provided to our other executive officers. Because Mr. Steffens' base salary and perquisites are paid in Swiss francs, his overall compensation expressed in U.S. dollars is affected by the strength or weakness of the U.S. dollar against the Swiss franc.

          We use the composite market values provided by Mercer to establish compensation packages for our executive officers that are intended to be sufficiently competitive to permit us to attract and retain highly talented executives while also taking into consideration challenging performance goals under our incentive compensation plans. Actual Total Direct Compensation can range from levels well below the 50th percentile of the composite market values, if we do not achieve all of our threshold performance targets, to the 75th percentile or above of the composite market values, if we significantly exceed all of our performance targets. Aggregate actual Total Direct Compensation for our named executive officers for fiscal 2008 approximated the median of the composite market values due to below-target bonus payouts under our short-term cash incentive program (the Management Bonus Plan) for fiscal 2008 (as reflected in the Fiscal 2008 Summary Compensation Table and discussed below), somewhat offset by long-term incentive awards made in August 2007 that had grant date values that exceeded target levels due to our strong fiscal 2007 financial performance. The below-target bonus payouts for fiscal 2008 resulted in aggregate actual total cash compensation to our named executive officers below the 25th percentile of the composite market values.

          Using the composite market values as a guide, the compensation committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate. The decisions made during fiscal 2008 regarding each element of compensation for each executive officer were based upon an overall review and subjective assessment of the following relevant factors without giving specific weight to any one factor: achievement of our company goals and the individual's contribution to the achievement of those goals; job responsibility; level of individual performance; level of performance of the business unit for which such executive officer is responsible; compensation levels at peer group companies and of broader groups of comparably-sized companies, as reflected in the published surveys used by Mercer; the individual's historical compensation levels; and the executive officer's experience and expertise. We have consistently applied this methodology of establishing executive compensation since 2002.

          While generally consistent with the ranges of compensation reflected in the composite market values for comparable positions, the base salaries and other amounts of compensation paid to our named executive officers differ among our named executive officers as a result of our assessment of their differing levels of responsibility and performance. For example, our chief executive officer, like the chief executive officers of other publicly traded companies, receives a base salary and short-term cash incentive and long-term stock incentive awards that are materially higher than those paid or awarded to any other named executive officer in recognition of his ultimate responsibility for developing and ensuring the successful execution of our business strategy and business plan.

Peer Group Information

          In August 2007, the compensation committee conducted an overall review of executive officer compensation for the purpose of assessing executive officer compensation paid for fiscal 2007 and determining base salaries, short-term cash incentive program design and bonus opportunities for fiscal 2008, and long-term stock incentive grants awarded in fiscal 2008. For purposes of this review, Mercer selected and recommended, and the compensation committee approved, a peer group consisting of the following fifteen companies in the fragrance, cosmetic, personal products, and/or luxury goods industries:

Alberto-Culver Company	Nu Skin Enterprises, Inc.
Bare Escentuals, Inc.	Playtex Products, Inc.
CCA Industries, Inc.	Polo Ralph Lauren Corp.
Chattem, Inc.	Revlon, Inc.
Church & Dwight Co., Inc.	Sensient Technologies Corp.
Inter Parfums, Inc.	The Estee Lauder Companies, Inc.
International Flavors & Fragrances, Inc.	Stepan Co.
Kenneth Cole Productions, Inc.

          The competitive pay and performance analysis provided by Mercer to the compensation committee in August 2007 included the same peer group companies that were used in a similar analysis provided by Mercer to the compensation committee in August 2006.

          Mercer also provided the compensation committee a competitive pay and performance analysis in August 2008 that was used by the compensation committee to assess executive officer compensation paid for fiscal 2008 and to determine base salaries, short-term cash incentive program design for fiscal 2009, and long-term stock and cash incentive grants awarded in fiscal 2009. The peer group used by Mercer for this analysis consisted of the following fourteen companies in the fragrance, cosmetic, personal products, and/or luxury goods industries:

Alberto-Culver Company	Nu Skin Enterprises, Inc.
Bare Escentuals, Inc.	Physicians Formula Holdings
Chattem, Inc.	Polo Ralph Lauren Corp.
Church & Dwight Co., Inc.	Revlon, Inc.
Inter Parfums, Inc.	Sally Beauty Holdings, Inc.
International Flavors & Fragrances, Inc.	Sensient Technologies Corp.
Kenneth Cole Productions, Inc.	The Estee Lauder Companies, Inc.

          Playtex Products, Inc. was dropped from the peer group because it was acquired by Energizer Holdings in 2007. Physicians Formula Holdings and Sally Beauty Holdings, Inc. replaced CCA Industries, Inc. and Stepan Co. in the peer group because the compensation committee no longer deemed CCA Industries, Inc. to be comparably-sized with us and did not consider Stepan Co. to have a sufficiently comparable industry focus. Our projected fiscal 2009 revenues approximate the median revenues of the new peer group.

Elements of Elizabeth Arden's Executive Compensation Program

          Our executive compensation program consists primarily of base salaries, short-term cash incentive payments and long-term stock incentive compensation. In general, short-term cash incentive bonus opportunities are expressed as a percentage of base salary, while long-term stock incentive grants are determined in the discretion of the compensation committee guided by ranges that are determined by reference to the composite market values derived by Mercer. We generally place a greater emphasis on long-term stock incentives rather than short-term incentives for executive officers with greater levels of responsibility. Cash bonuses and the value of long-term stock incentive compensation for our executive officers are tied significantly to our financial performance, underscoring our primary business strategy of maximizing shareholder value. We describe each element of our executive compensation program below.

Base Salaries

          We believe that providing competitive base salaries to our executive officers is a necessary element of executive compensation to attract and retain highly qualified executive talent and reflect the relative skills, experience, responsibilities and contributions to the company of our named executive officers. Our current practice is to review and set base salaries in August of each year, taking into account our targeted competitive base salary range (as discussed below), company, business unit and individual performance for the prior fiscal year, and any significant increase or decrease in responsibilities.

          For fiscal 2008, the compensation committee slightly increased our targeted range for base salaries based on Mercer's findings and recommendations, to enable us to more effectively compete for executive talent. For fiscal 2007, the compensation committee generally targeted base salaries for our named executive officers within 20% of the median of the composite market values and within 20% of the 45th percentile of the composite market values for our chief executive officer. For fiscal 2008, however, the compensation committee targeted base salaries for our named executive officers within 25% of the 60th percentile of the composite market values and for our chief executive officer within 25% of the median (50th percentile) of the composite market values, rather than at the 60th percentile. Based on our goal to recruit highly qualified managerial talent and our recent management recruiting experiences, the compensation committee believed that it was necessary to increase our base salary range. This increase permits greater flexibility in establishing base salaries and allows us to compete more effectively for executive talent, particularly given that we frequently compete for such talent with larger companies, which are often located within high cost of living areas. The compensation committee targeted our chief executive officer's base salary at a slightly lower range of the composite market values than for the other named executive officers to place greater emphasis for him on compensation from long-term incentive stock grants rather than base salary and cash bonuses.

          The named executive officers received base salary increases effective September 1, 2007 ranging from 1.8% to 25%, with our chief executive officer receiving a base salary increase of 7.1%. The base salary increases effective September 1, 2007 reflect the fact that our executive officers had not received increases in base salary since April 1, 2006. Mr. Ronkin received a 25% increase in his base salary primarily as a result of his significantly increased responsibilities after our president and chief operating officer stepped down in August 2006. The range of base salary increases effective September 1, 2007 for our named executive officers, other than Mr. Beattie and Mr. Ronkin, was 1.8% to 5.5%. For fiscal 2008, base salaries paid to our named executive officers fell within our target competitive base salary ranges.

Short-Term Cash Incentives

          General. Our Management Bonus Plan is a variable short-term incentive plan that establishes target cash bonus opportunities expressed as a percentage of base salary that, in the case of our named executive officers, are payable upon the achievement of specified performance targets. Performance targets established under the Management Bonus Plan can be based on one or more operational or financial measures determined at the company or business unit level. The Management Bonus Plan is designed to motivate a large number of our employees, including our named executive officers, to achieve company, business unit and/or individual goals and to reward them for achieving these goals.

          Generally, our performance targets under the Management Bonus Plan are based on our board-approved budget and business plan for the upcoming fiscal year, and the compensation committee determines annually what portion of the total target bonus opportunity for our named executive officers may be earned on a quarterly or annual basis. All performance targets under the Management Bonus Plan are set at the beginning of each fiscal year with the intent of being challenging, but achievable. Therefore, we anticipate that performance targets will often, but not automatically, be achieved. The maximum short-term incentive bonus opportunity under the Management Bonus Plan for any eligible employee is two times base salary, but in no event more than $3,000,000.

          Historically, the bonuses for our named executive officers under the Management Bonus Plan are targeted to be slightly above the median of the composite market values in years in which we achieve targeted financial performance levels. Targets under the Management Bonus Plan are usually designed, however, so that if our financial performance significantly exceeds our financial plan for the applicable fiscal year, actual payouts under the short-term cash incentive program could exceed our targeted range of composite market values for short-term cash incentive compensation. If specified performance thresholds are not achieved, cash bonuses are not paid. For example, quarterly bonuses for the third and fourth quarters of fiscal 2008 were not paid to any of our executive officers, nor were the annual component of bonuses for fiscal 2008 paid to any of our executive officers, because the performance targets established by the compensation committee under the Management Bonus Plan for fiscal 2008 for those periods were not achieved, as further discussed below.

          Fiscal 2008 Management Bonus Plan. For 2008, the bonus opportunities under the Management Bonus Plan were slightly above the median of the composite market values for the chief executive officer and the other named executives. The target bonus opportunity for named executive officers, other than our chief executive officer, was equal to 50% of base salary, consistent with the prior fiscal year. The compensation committee decided, however, to increase our chief executive officer's target bonus opportunity from 85% (for fiscal 2007) to 100% (for fiscal 2008) of his base salary, which is more consistent with the median target bonus opportunity for chief executive officers in our peer group, as reported by Mercer. Our chief executive officer had previously declined Mercer's recommendation to the compensation committee that his target bonus opportunity for fiscal 2007 be increased due to our below-target financial results for fiscal 2006.

          Bonus opportunities under our Management Bonus Plan for our named executive officers for fiscal 2008 were based upon our achievement of quarterly earnings per diluted share ("EPS") targets and an annual operating cash flow target with a minimum EPS threshold. For fiscal 2008, 10% per quarter of the full-year target bonus opportunity for named executive officers (for a total of 40%) was based on the achievement of the following quarterly or cumulative year-to-date EPS targets:

Fiscal 2008 Management Bonus Plan Quarterly EPS Targets

Quarterly EPS Target		YTD EPS Target		Target Achieved

Qtr 1	$(0.04)	YTD Qtr 1	$(0.04)	Yes	(1)

Qtr 2	$1.22	YTD Qtr 2	$1.18	Yes	(1)

Qtr 3	$0.33	YTD Qtr 3	$1.51	No

Qtr 4	$0.28	YTD Qtr 4	$1.79	No

(1)	In determining EPS results achieved for the quarter ended September 30, 2007 and the six months ended December 31, 2007, the compensation committee excluded restructuring charges.

          The annual bonus component (i.e., the remaining 60% of the full-year target bonus opportunity) depended on our achievement of both targeted annual operating cash flow of $80 million and a minimum EPS threshold of $1.43 for fiscal 2008. Our use of operating cash flow as the primary annual performance target for fiscal 2008 for our named executive officers, coupled with the increase from fiscal 2007 in the percentage of total bonus opportunity tied to this annual performance target, reflected our emphasis for fiscal 2008 on improving operating margins, operating cash flow and return on invested capital, while still maintaining a focus on profitability.

          Threshold and "superior" performance targets were established under the Management Bonus Plan for fiscal 2008 that also permitted our named executive officers to receive (i) 50% of the annual component of their target bonus opportunity (i.e., 30% of their full-year target bonus opportunity), if we achieved our threshold performance target for annual operating cash flow of $70 million and our minimum EPS threshold of $1.43 for fiscal 2008, or (ii) an additional 50% of their full-year total target bonus opportunity if we achieved our "superior" annual operating cash flow target of $100 million and our minimum EPS threshold of $1.43 for fiscal 2008. We did not achieve the targets for payment of the annual bonus component.

          The following table summarizes the cash bonus opportunities under the Management Bonus Plan for fiscal 2008 for our named executive officers:
Named Executive Officer	Total of Quarterly Bonuses Payable if all Quarterly EPS Targets were Achieved	Additional Bonus Payable if Threshold OCF and Minimum Annual EPS Targets were Achieved(1)	Additional Bonus Payable if Goal Level OCF and Minimum Annual EPS Targets were Achieved(1)	Additional Bonus Payable if Superior Level OCF and Minimum Annual EPS Targets were Achieved(1)

E. Scott Beattie	$300,840	$225,662	$451,324	$827,406
Stephen J. Smith	$75,308	$56,483	$112,966	$207,102
Ronald L. Rolleston	$68,481	$51,362	$102,724	$188,327
Joel B. Ronkin	$77,231	$57,931	$115,862	$212,408
Jacobus A. J. Steffens (2)	$95,016	$71,263	$142,527	$261,298

(1)

OCF means cash flow from operating activities. The amount in one of these columns was payable in addition to quarterly bonus amounts set forth in the first column, depending upon whether the specified OCF performance target and the minimum EPS target were both achieved. For OCF results between designated performance targets (e.g., between threshold OCF and goal OCF, or between goal OCF and superior OCF), bonus payouts were to be determined using interpolation.

(2)

Amounts were converted to U.S. dollars using an exchange rate of 1.11222 Swiss francs to the dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2007 to June 30, 2008, as quoted on www.oanda.com.

          Based on our EPS results for fiscal 2008, each of our named executive officers received their full target quarterly bonus amounts for the first two quarters of fiscal 2008, but did not receive any additional cash bonus payouts for fiscal 2008, as no additional quarterly or annual bonus targets were achieved, including the annual EPS threshold and OCF targets. The chart below summarizes the total target bonus opportunity for fiscal 2008 for each named executive officer and the actual bonus payout earned by each named executive officer for fiscal 2008:

Named Executive Officer	Total Target Bonus Opportunity for Fiscal 2008	Actual Bonus Payout for Fiscal 2008(1)

E. Scott Beattie	$752,164	$144,840
Stephen J. Smith	$188,274	$37,308
Ronald L. Rolleston	$171,205	$33,981
Joel B. Ronkin	$193,093	$37,231
Jacobus A. J. Steffens (2)	$237,543	$47,374

(1)

Actual bonus payouts were calculated based on actual base salary received during the corresponding performance period. Named executive officer base salaries were increased on September 1, 2007, as discussed above.

(2)

Amounts were converted to U.S. dollars using an exchange rate of 1.11222 Swiss francs to the dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2007 to June 30, 2008, as quoted on www.oanda.com.

          Accordingly, cash bonus payouts under the Management Bonus Plan for fiscal 2008 performance equaled approximately 18.8% of base salary for the chief executive officer and approximately 10% of base salary for each of the other named executive officers, as reflected in the Fiscal 2008 Summary Compensation Table. As a result, the aggregate total cash compensation (base salary plus bonus) paid to our named executive officers was below the 25th percentile of the composite market values for 2008 presented by Mercer.

Long-Term Stock Incentives

          General. Our long-term stock incentive program for executive officers is designed principally to align the interests of management with those of our shareholders by rewarding executive officers for achieving our primary objective of creating shareholder value. With respect to long-term stock incentive awards, the compensation committee exercises discretion in making such awards, taking into consideration company, business unit and individual performance, the level of responsibility of the named executive officer, other elements of compensation payable to such named executive officer and tenure with the company. The compensation committee does not assign any specific weight to any one factor, but generally makes long-term stock incentive awards to our named executive officers with values that are slightly above the median of the composite market values. Long-term incentive awards for our chief executive officer tend to be slightly higher to place greater emphasis for him on compensation from long-term incentive stock grants rather than base salary and cash bonuses. Our long-term stock incentive program awards have historically included grants of performance-based restricted stock, which is tied to the attainment of challenging company financial goals; service-based restricted stock, which is tied to and enhances retention and provides executives an equity stake; market-based restricted stock, which is only earned if our total shareholder return exceeds a broader market index; and stock options, which will only have value if our stock price appreciates between the time of grant and the time of exercise. In determining the value of long-term incentive awards, our compensation committee assumes that any applicable performance targets will be achieved.

          Fiscal 2008 "Run Rate" and Award Mix. For grants made during fiscal 2008, we targeted an annualized level of stock incentive grants (i.e., run rate) for all long-term stock incentive awards equal to 2.25% of our common stock outstanding, based on Mercer's analysis of the long-term stock incentive programs of our peer group, as well as our adopted compensation philosophy, which emphasizes performance-based equity grants. This reflected our fifth consecutive year of reduced run rate percentages. The run rate cap applies to equity grants provided to all employees and non-employee directors. In addition, for fiscal 2008 we maintained the same targeted value mix of long-term stock incentive compensation that was used in fiscal 2007 of one-third stock options, one-sixth performance-based restricted stock (PBRS), one-sixth service-based restricted stock (SBRS), and one-third market-based restricted stock (MBRS). We believe that the use of both performance-based and service-based restricted stock serves as a valuable retention tool for our key management team members while still motivating the management team to achieve our key performance metrics and aligning management's interests with those of our shareholders. We used this approach in determining the appropriate number and type of long-term stock incentive grants to be awarded during fiscal 2008. In August 2008, the compensation committee discontinued the practice of granting MBRS to reduce the number of award vehicles used and also due, in part, to the accounting treatment for such grants, which does not permit the Company to reverse compensation expense previously recognized for MBRS if the applicable market-based performance criteria are not met. As a result, for fiscal 2009, the targeted value mix of long term incentive compensation will be one-third stock options, one-third SBRS and one-third PBRS, which the compensation committee believes will enhance executive retention while still heavily emphasizing performance.

          Fiscal 2008 Performance-Based Restricted Stock Grants. In August 2007, we awarded shares of PBRS to the named executive officers, as noted in the Fiscal 2008 Grants of Plan-Based Awards table on page 24. The PBRS granted in August 2007 will vest in full on the second business day after our financial results for the fiscal year ended June 30, 2010 are released to the public, but only if the named executive officer receiving the grant is employed by us at the time of vesting and we achieve the targeted cumulative EPS goal for the fiscal years ended June 30, 2008, June 30, 2009 and June 30, 2010 (the 2010 PBRS Goal). If, however, we achieve a threshold cumulative EPS level during that same three-year fiscal period (the 2010 PBRS Threshold), but not the 2010 PBRS Goal, 50% of the PBRS granted to a named executive officer will vest. For cumulative EPS results between the 2010 PBRS Threshold and the 2010 PBRS Goal, the number of shares of PBRS that vest will be determined based on interpolation. The 2010 PBRS Threshold was established to address concerns relating to the difficulty in establishing long-term goals in light of the rapidly changing retail environment in which the company operates, the difficulty in projecting consumer trends globally and a number of long-term operational initiatives we are implementing that make it difficult to estimate long-term financial results.

          Forfeiture of Performance-Based Restricted Stock. In August 2005, we awarded the named executive officers shares of PBRS, one third of which were scheduled to vest in August 2007 and the remaining two thirds of which were scheduled to vest in August 2008, provided that we achieved a 10% cumulative average annualized increase in EPS over the relevant measurement periods. We did not achieve a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2007 or the measurement period of July 1, 2005 through June 30, 2008. Accordingly, one-third of the PBRS granted to each of the named executive officers did not vest and was forfeited in August 2007, and the remaining two-thirds of the PBRS granted did not vest and was forfeited in August 2008, as detailed in the table below.

Named Executive Officer	Shares of PBRS Forfeited in August 2007	Shares of PBRS Forfeited in August 2008	Total Value of PBRS Forfeited in August 2007 and 2008(1)

E. Scott Beattie	9,933	19,867	$609,408
Stephen J. Smith	2,266	4,534	$139,057
Ronald L. Rolleston	2,266	4,534	$139,057
Joel B. Ronkin	2,666	5,334	$163,597
Jacobus A. J. Steffens	1,899	3,801	$116,560

(1)

Value of forfeited PBRS calculated using the closing market price of our common stock on the applicable date of forfeiture. The value of shares forfeited in August 2007 is calculated using the closing market price on August 20, 2007 of $23.59 per share, and the value of shares forfeited in August 2008 is calculated using the closing market price of on August 18, 2008 of $18.88 per share.

          Fiscal 2008 Service-Based Restricted Stock Grants. In August 2007, the named executive officers were granted SBRS, as noted in the Fiscal 2008 Grants of Plan-Based Awards table on page 24. The SBRS granted in August 2007 vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the executive officer is still employed by us at that time.

          Fiscal 2008 Stock Option Grants. In August 2007, the board of directors approved a grant of options to purchase shares of our common stock to the named executive officers as noted in the Fiscal 2008 Grants of Plan-Based Awards table on page 24. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the executive officer is still employed by us at that time. The exercise price of the stock options was $23.59 per share, which represented the closing price of our common stock on the effective date of grant. The stock options will expire ten years from the date of grant.

          Market-Based Restricted Stock (MBRS). Over the past few fiscal years, MBRS has typically been awarded every three to six years depending on when and whether previously granted MBRS vested. The vesting of MBRS has typically been conditioned on our total shareholder return exceeding the Russell 2000 Index over specified periods of time. No grants of MBRS were made during fiscal 2008. The annualized value of outstanding MBRS awards made in March 2005 was considered, however, in determining the total amount of long-term stock incentive grants made in August 2007. The MBRS that is currently outstanding was granted on March 22, 2005, and vests in full three, four, five or six years from the date of grant if our total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six year period from the date of grant and the named executive officer is still employed by us at that time. If our total shareholder return does not exceed the total shareholder return of the Russell 2000 Index by the end of the last measurement period, the MBRS awards will not vest and will be forfeited. None of the MBRS granted in March 2005 have vested as of the date of this proxy statement. As noted above, in August 2008, the compensation committee discontinued the practice of granting MBRS.

          Timing of Long-Term Stock Incentive Awards. The board of directors and the compensation committee meet to review our annual financial results and make long-term stock incentive awards each August, prior to the public announcement of our financial results for the recently completed fiscal year. In August 2006, the compensation committee began the practice of making long-term stock incentive award decisions at the time of such meetings, but making the grant of such awards effective two business days after the date such annual financial results are publicly announced to allow time for the market to react to such financial results.

Benefits and Perquisites

          While benefits and perquisites are not a significant element of our compensation structure, we believe they are necessary to attract and retain executive talent. With the exception of Mr. Steffens, who is based in Geneva, Switzerland, our named executive officers are eligible to participate in our broad-based benefit programs generally available to all of our full-time U.S. employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than with respect to our chief executive officer) our Amended 2002 Employee Stock Purchase Plan (the ESPP), which allows employees to purchase shares of our common stock at a discount. In addition, named executive officers are eligible to receive certain perquisites offered by us to our senior management, including car allowances, tax preparation and financial planning services, and, excluding Mr. Smith, participation in an executive disability program. We also make tickets to certain sporting events purchased by the company to entertain clients available to our employees, including the named executive officers, for business purposes, and if such tickets are not used for business purposes, they are made available to named executive officers as well as other employees for personal use. From time to time, we also may provide reimbursement for expenses incurred in connection with guests or family accompanying the named executive officers on business travel.

          In addition to the benefits discussed above, our named executive officers that are based in the United States are eligible to receive a deferred cash grant equal to 3% of their total cash compensation (base salary plus cash bonus) earned over the prior twelve-month period from February 1 through January 31. The deferred cash grant becomes payable one year from the date of grant if the participant is still employed by us. In May 2008, we made deferred cash grants that vest in May 2009 to the named executive officers, as reflected in the "Bonus" column of the Fiscal 2008 Summary Compensation Table on Page 22.

          Mr. Steffens is eligible to participate in our broad-based benefit programs that are generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and the ability to purchase shares of our common stock at a discount under the ESPP. In addition, the Company provides Mr. Steffens a car allowance, payment of tax preparation and financial planning services, and payment of pre-university education expenses for Mr. Steffens' children as long as he is employed by the Company.

          For more detail regarding other annual compensation, including perquisites, provided to our named executive officers during fiscal 2008, please see the Fiscal 2008 All Other Compensation Table on page 23.

Severance Policy and Change of Control

          In March 2002, the compensation committee requested that Mercer provide it an analysis of market practices in terms of severance and change of control policies among a selected peer group as well as among comparably-sized companies. Based on that analysis, the compensation committee concluded that adopting a severance and change-of-control policy would be a useful tool in attracting and retaining highly qualified executive talent. Accordingly, the compensation committee recommended, and the board approved, a severance policy for our senior executives, including our named executive officers. The levels of benefits provided under the severance policy were based on Mercer's analysis and recommendations and the compensation committee's assessment of what would be fair and reasonable under the scenarios contemplated by the severance policy. Potential benefits payable under our severance policy are not a factor in the compensation committee's determination of the compensation to be paid to our named executive officers.

          Termination Without Cause. Under the severance policy, an executive officer receives severance benefits in a lump sum, based on his or her position and responsibility, in the event the executive's employment is terminated by us without "cause," other than due to death or permanent disability. Currently, the severance benefit for our chief executive officer equals 24 months of base salary on the effective date of termination, and the severance benefit for our other executive officers equals 12 months of base salary on the effective date of termination. For purposes of the severance policy, "cause" includes (i) a violation of our Code of Business Conduct or any other material company policy, (ii) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against us, (iii) the conviction of a felony or a misdemeanor involving moral turpitude or that is reasonably deemed to cause material embarrassment to us, (iv) gross neglect or willful failure to perform the officer's duties, (v) and willful failure to obey the reasonable and lawful orders of the chief executive officer, the officer's supervisor or the board of directors.

          Change of Control. Under the severance policy, a severance benefit is paid to executive officers based on a multiple of a "base amount" only if there is an actual termination of employment by us without "cause" (other than due to death or permanent disability) or a termination of employment by the executive officer for "good reason," in either case within the two years following a "change of control." "Base amount" is the average annual salary plus average bonus the executive has received over the five most recent fiscal years. Currently, the lump sum severance benefit that is payable upon a termination of employment without cause or a termination of employment by an executive officer for good reason, in either case within the two years following a change of control, is as follows: (a) Mr. Beattie, 2.99 times the base amount; and (b) for all other executive officers, 1.5 times the base amount. Our change of control arrangements are intended to provide continuity of management in the event of a change of control and to focus our management's attention on completing a transaction that will benefit shareholders rather than on concerns about future employment. For purposes of the severance policy, "good reason" includes a materially adverse change in the executive officer's authority, duties or responsibilities or the assignment of duties that are materially inconsistent with those normally associated with the executive officer's position, or a relocation of more than 50 miles outside of the metropolitan area in which the executive officer is based. An executive officer claiming termination for "good reason" must provide us written notice and an opportunity to cure the circumstances constituting "good reason" before becoming eligible for severance benefits under the severance policy. A "change of control" is deemed to have occurred under the severance policy if (i) 35% or more of our common stock is beneficially owned by a person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than our directors and their affiliates, and that amount represents more of our common stock than is beneficially owned by our directors and their affiliates, (ii) during any consecutive two-year period our directors or individuals nominated by our directors to succeed them no longer constitute a majority of our directors, (iii) a sale or other disposition of all or substantially all of our assets is approved by the board of directors and consummated, or (iv) a merger or other business combination or reorganization resulting in the circumstances described in (i) or (ii) is approved by our board of directors and consummated.

          Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the applicable stock incentive plan, all unvested stock options granted and restricted stock awarded to our employees, including our executive officers, will automatically become fully vested.

Stock Ownership Guidelines

          In 2002, we established stock ownership guidelines for our executive officers, and we required our executives to comply in stages over five years from the date they become executive officers. Prior to August 2007, the full ownership requirements ranged from two times base salary for executive vice presidents to five times base salary for the chief executive officer. In August 2007, the compensation committee amended the stock ownership guidelines to express the requisite guidelines as fixed share targets, rather than multiples of base salary, to reduce the uncertainty and administrative burdens resulting from stock ownership guidelines that constantly fluctuated based on changes in share price and salary adjustments. The revised stock ownership guidelines for our chief executive officer and our other executive officers are 175,000 shares of common stock and 30,000 shares of common stock, respectively.

          Shares of our common stock that are owned by an executive officer, and all shares of our common stock owned by such executive officer's spouse or dependent children, count towards satisfying the stock ownership guidelines. Unvested restricted stock and shares underlying unexercised stock options held by an executive officer do not count towards satisfying the stock ownership guidelines. Each of our chief executive officer and our other named executive officers currently complies with our stock ownership guidelines. The stock ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Effect of Tax and Accounting Treatment on Executive Compensation Decisions

          We make reasonable efforts to seek to maximize the tax deductibility of all elements of our executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that we may deduct in any one year with respect to each of our chief executive officer and other covered executives, unless certain criteria are met.

          The compensation committee regularly reviews our compensation programs in light of applicable tax provisions, including Section 162(m), and makes reasonable efforts, consistent with sound executive compensation principles and our needs, to seek to ensure that such compensation is deductible by us. For example, cash bonuses paid under our management Bonus Plan are intended to be exempt from the limits set forth under section 162(m) of the Internal Revenue Code of 1986, as amended, and thus are deductible by us for tax purposes. To preserve appropriate flexibility in our ability to compensate our executive officers, however, we do not require that all compensation be awarded in a manner that is tax-deductible to us. It is our intent, though, to maximize the deductibility of our executive compensation to the extent possible and consistent with our overall corporate goals.

          As part of the process of determining the appropriate structure of our executive compensation programs and the awards to be made under such programs, the compensation committee also evaluates and considers the accounting treatment, the aggregate economic costs, the cash flow implications and the expected impact on our financial results of its decisions regarding executive compensation. The compensation committee attempts to balance the various financial implications of each program in order to develop an executive compensation structure that fulfills our compensation objectives.

COMPENSATION COMMITTEE REPORT

          The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion with management, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Fred Berens (Chairperson)
William M. Tatham
J. W. Nevil Thomas

EXECUTIVE COMPENSATION TABLES

Fiscal 2008 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

E. Scott Beattie Chairman, President and Chief Executive Officer	2008 2007	771,333 728,000	50,039 24,954	886,151 940,571	542,201 522,555	144,840 928,200	63,283 63,454	2,457,847 3,207,734
Stephen J. Smith Executive Vice President and Chief Financial Officer	2008 2007	376,667 360,000	19,127 12,082	230,955 196,130	178,233 135,576	37,308 270,000	29,580 40,893	871,870 1,014,681
Ronald L. Rolleston Executive Vice President, Global Fragrance Marketing	2008 2007	342,500 330,000	17,489 11,114	202,216 217,214	126,619 110,824	33,981 247,500	33,281 45,262	756,086 961,914
Joel B. Ronkin Executive Vice President, General Manager -- North America Fragrances	2008 2007	386,667 320,000	17,822 10,727	316,660 255,322	226,353 134,698	37,231 240,000	31,678 52,308	1,016,411 1,013,055
Jacobus A. J. Steffens (6) Executive Vice President, General Manager -- International	2008 2007	475,238 422,547	-- --	171,287 185,027	92,693 86,951	47,374 316,910	91,519 79,778	878,111 1,091,213

(1)

Reflects service-based deferred cash grants made in May 2008 that vest in May 2009 for fiscal 2008, and made in May 2007 that vested in May 2008 for fiscal 2007, provided the named executive officer is employed by us at the time of vesting. Award amount equals 3% of the base salary plus Management Bonus Plan bonus, if any, paid to the named executive officer during the period from February 1 through January 31 preceding the grant date. For more information regarding these deferred cash grants, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Benefits and Perquisites."

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 and 2007 for the fair value of restricted stock awards granted in fiscal 2008 and 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be realized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2008 grants, see note 15 to the financial statements in our Annual Report on Form 10-K for fiscal 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2008, refer to the note on Stock Plans in the financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2008 Grants of Plan-Based Awards Table for information on awards made during fiscal 2008.

(3)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 and 2007 for the fair value of stock options granted in fiscal 2008 and 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2008 grants, see note 15 to the financial statements in our Annual Report on Form 10-K for fiscal 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2008, refer to the note on Stock Plans in the financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2008 Grants of Plan-Based Awards Table for information on awards made during fiscal 2008.

(4)

Reflects amounts earned by the named executive officers during the applicable fiscal year under our Management Bonus Plan. Payments under this plan were subject to our achievement of specified performance targets. For more information regarding our Management Bonus Plan for fiscal 2008, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program -- Short-Term Cash Incentives."

(5)

The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2008 and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified:

Fiscal 2008 All Other Compensation Table
Name	Year	Perquisites and Other Personal Benefits ($) (a)		Tax Reimbursements ($) (b)	Executive Disability Insurance Premiums ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($)(e)	Total ($)

E. Scott Beattie	2008	45,722	(f)	2,524	4,757	1,080	9,200	63,283
Stephen J. Smith	2008	19,900		--	--	1,080	8,600	29,580
Ronald L. Rolleston	2008	19,218		1,575	2,934	994	8,560	33,281
Joel B. Ronkin	2008	19,469		454	1,195	1,080	9,480	31,678
Jacobus A. J. Steffens	2008	91,519	(g)	--	--	--	--	91,519

(a)

Includes car allowance and personal tax preparation and financial planning services. Except as noted below with respect to Mr. Steffens, no individual perquisite or personal benefit for any named executive officer exceeded $25,000.

(b)	Reflects tax reimbursements on executive disability insurance premiums.

(c)	Reflects executive disability insurance premiums paid or reimbursed by us.

(d)	Reflects term life insurance premiums paid or reimbursed by us.

(e)	Reflects matching contributions made by us under our 401(k) plan.

(f)	Includes expenses paid by us in connection with Mr. Beattie's spouse accompanying him on business travel.

(g)	Includes $68,341 of secondary school tuition paid by us for Mr. Steffens' children. Does not include $61,021 of employee benefit contributions made by us for Mr. Steffens as required by Swiss law.

(6)

Mr. Steffens is based in Geneva, Switzerland, and he is paid in Swiss francs. Fiscal 2008 amounts were converted to U.S. dollars using an exchange rate of 1.11222 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2007 to June 30, 2008. Fiscal 2007 amounts were converted to U.S. dollars using an exchange rate of 1.23229 Swiss francs to the U.S. dollar, which was the average of all interbank rate "ask" prices for the period from July 1, 2006 to June 30, 2007, as quoted on www.oanda.com.

Fiscal 2008 Grants of Plan-Based Awards Table
Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($ / SH)	Grant Date Fair Value of Stock and Option Awards(5) ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)

E. Scott Beattie	8/15/2007	8/15/2007	526,502	752,164	1,128,246						--
	8/20/2007	8/15/2007				8,600	17,200				405,748
	8/20/2007	8/15/2007						17,200			405,748
	8/20/2007	8/15/2007							88,000	23.59	770,880
Stephen J. Smith	8/15/2007	8/15/2007	131,791	188,274	282,410						--
	8/20/2007	8/15/2007				3,450	6,900				162,771
	8/20/2007	8/15/2007						6,900			162,771
	8/20/2007	8/15/2007							35,200	23.59	308,352
Ronald L. Rolleston	8/15/2007	8/15/2007	119,843	171,205	256,808						--
	8/20/2007	8/15/2007				1,700	3,400				80,206
	8/20/2007	8/15/2007						3,400			80,206
	8/20/2007	8/15/2007							17,600	23.59	154,176
Joel B. Ronkin	8/15/2007	8/15/2007	135,162	193,093	289,639						--
	8/20/2007	8/15/2007				4,550	9,100				214,669
	8/20/2007	8/15/2007						9,100			214.669
	8/20/2007	8/15/2007							46,900	23.59	410,844
Jacobus A. J. Steffens(6)	8/15/2007	8/15/2007	166,279	237,543	356,314						--
	8/20/2007	8/15/2007				1,400	2,800				66,052
	8/20/2007	8/15/2007						2,800			66,052
	8/20/2007	8/15/2007							14,700	23.59	128,772

(1)

These columns show the potential value of the cash bonus payout for each named executive officer under our Management Bonus Plan for 2008 if all quarterly performance goals and the annual threshold, target or maximum performance goals, as the case may be, were satisfied in fiscal 2008. Actual amounts paid to the named executive officers for fiscal 2008 are reflected in the Fiscal 2008 Summary Compensation Table. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program -- Short-Term Cash Incentives."

(2)

These columns show the number of shares of PBRS granted in fiscal 2008 to Messrs. Beattie and Rolleston under our 2000 Stock Incentive Plan, and to Messrs. Smith, Ronkin and Steffens under our 2004 Stock Incentive Plan. Vesting of these shares of PBRS will occur on the second business day after our financial results for the fiscal year ending June 30, 2010 are announced if we achieve a specified cumulative EPS (our goal target) for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010 (the measurement period) and the named executive officer is still employed with us at that time. In addition, 50% of these shares of PBRS may vest if our cumulative EPS for the measurement period reach a threshold target. For cumulative EPS results between the threshold target and the goal target, the number of shares of PBRS that vest will be determined based on interpolation.

(3)

Reflects the number of shares of SBRS granted in fiscal 2008 under our 2000 Stock Incentive Plan to the named executive officers. These shares of SBRS vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the named executive officer is still employed by us at that time.

(4)

Reflects the number of stock options granted in fiscal 2008 under our 2004 Stock Incentive Plan to the named executive officers. These stock options vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the named executive officer is still employed by us at that time. These stock options will expire ten years from the date of grant.

(5)

Reflects the full grant date fair value under SFAS 123R of the PBRS, SBRS and stock options granted in fiscal 2008 to the named executive officers. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For PBRS and SBRS awards, fair value is calculated using the closing price of our common stock on the grant date of $23.59 per share. For stock options, fair value is calculated using the Black-Scholes model value on the grant date of $8.76 per share. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding these fiscal 2008 grants, see note 15 to the financial statements in our Annual Report on Form 10-K for fiscal 2008, as filed with the SEC.

(6)

Amounts were converted to U.S. dollars using an exchange rate of 1.11222 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2007 to June 30, 2008, as quoted on www.oanda.com.

Outstanding Equity Awards at 2008 Fiscal Year-End
	Option Awards						Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

E. Scott Beattie	1/31/2001	400,000	--		13.31	1/31/2011	3/22/2005				108,800	(9)	1,651,584
	3/22/2002	135,000	--		11.33	3/22/2012	8/10/2005				19,867	(10)	301,581
	6/25/2003	75,600	--		13.04	6/25/2013	8/21/2006				15,800	(11)	239,844
	3/10/2004	71,300	--		21.60	3/10/2014	8/21/2006	10,534	(7)	159,906
	8/10/2005	43,733	21,867	(4)	23.40	8/10/2015	8/20/2007	17,200	(8)	261,096
	8/21/2006	22,433	44,867	(5)	15.00	8/21/2016	8/20/2007				17,200	(12)	261,096
	8/20/2007	--	88,000	(6)	23.59	8/20/2017
Stephen J. Smith	5/03/2001	100,000	--		18.16	5/3/2011	3/22/2005				18,000	(9)	273,240
	3/22/2002	40,000	--		11.33	3/22/2012	8/10/2005				4,534	(10)	68,826
	6/25/2003	18,000	--		13.04	6/25/2013	8/21/2006				5,600	(11)	85,008
	3/10/2004	16,900	--		21.60	3/10/2014	8/21/2006	3,734	(7)	56,682
	8/10/2005	10,000	5,000	(4)	23.40	8/10/2015	8/20/2007	6,900	(8)	104,742
	8/21/2006	8,000	16,000	(5)	15.00	8/21/2016	8/20/2007				6,900	(12)	104,742
	8/20/2007	--	35,200	(6)	23.59	8/20/2017
Ronald L. Rolleston	1/31/2001	24,796	--		13.31	1/31/2011	3/22/2005				24,000	(9)	364,320
	3/22/2002	20,000	--		11.33	3/22/2012	8/10/2005				4,534	(10)	68,826
	6/25/2003	10,000	--		13.04	6/25/2013	8/21/2006				4,700	(11)	71,346
	3/10/2004	11,000	--		21.60	3/10/2014	8/21/2006	3,134	(7)	47,574
	8/10/2005	10,000	5,000	(4)	23.40	8/10/2015	8/20/2007	3,400	(8)	51,612
	8/21/2006	6,666	13,334	(5)	15.00	8/21/2016	8/20/2007				3,400	(12)	51,612
	8/20/2007	--	17,600	(6)	23.59	8/20/2017
Joel B. Ronkin	10/6/2000	30,750	--		8.44	10/6/2010	3/22/2005				27,000	(9)	409,860
	1/31/2001	30,000	--		13.31	1/31/2011	8/10/2005				5,334	(10)	80,970
	3/22/2002	25,000	--		11.33	3/22/2012	8/21/2006				7,100	(11)	107,778
	6/25/2003	10,000	--		13.04	6/25/2013	8/21/2006	4,734	(7)	71,862
	3/10/2004	11,000	--		21.60	3/10/2014	8/20/2007	9,100	(8)	138,138
	8/10/2005	11,666	5,834	(4)	23.40	8/10/2015	8/20/2007				9,100	(12)	138,138
	8/21/2006	10,000	20,000	(5)	15.00	8/21/2016
	8/20/2007	--	46,900	(6)	23.59	8/20/2017
Jacobus A. J. Steffens	3/22/2002	8,333	--		11.33	3/22/2012	3/22/2005				24,000	(9)	364,320
	6/25/2003	10,000	--		13.04	6/25/2013	8/10/2005				3,801	(10)	57,699
	3/10/2004	11,000	--		21.60	3/10/2014	8/21/2006				2,400	(11)	36,432
	8/10/2005	8,333	4,167	(4)	23.40	8/10/2015	8/21/2006	1,600	(7)	24,288
	8/21/2006	3,333	6,667	(5)	15.00	8/21/2016	8/20/2007	2,800	(8)	42,504
	8/20/2007	--	14,700	(6)	23.59	8/20/2017	8/20/2007				2,800	(12)	42,504

(1)	This column reflects the number of shares of SBRS granted to the respective named executive officer that had not yet vested as of June 30, 2008.

(2)	Determined based on the closing market price of our common stock on June 30, 2008, the last trading day in fiscal 2008, of $15.18 per share.

(3)	This column reflects the number of shares of PBRS and MBRS granted to the named executive officer that had not yet vested as of June 30, 2008.

(4)

Stock options granted on August 10, 2005 that vest over a three-year period in equal thirds on each anniversary of the date of grant if the named executive officer is still employed by us at that time. The amount shown reflects one-third of the original stock option grant, which vested for each named executive officer in August 2008.

(5)

Stock options granted on August 21, 2006, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects two-thirds of the original stock option grant. An additional one-third of the original amount of this grant of stock options vested for each named executive officer in August 2008.

(6)

Stock options granted on August 20, 2007, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of stock options vested for each named executive officer in August 2008.

(7)

SBRS award granted on August 21, 2006, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. An additional one-third of the original amount of this SBRS award vested for each named executive officer in August 2008.

(8)

SBRS award granted on August 20, 2007, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the named executive officer is still employed by us at that time. One-third of this SBRS award vested for each named executive officer in August 2008.

(9)

MBRS award granted on March 22, 2005 that vests in full three, four, five or six years from the date of grant if our total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six-year period from the date of grant and the named executive officer is still employed by us at that time. If our total shareholder return does not exceed the total shareholder return of the Russell 2000 Index over one of these measurement periods, the MBRS awards will not vest and will be forfeited. None of the MBRS have vested as of the date of this proxy statement.

(10)

Reflects unvested portion of PBRS award granted on August 10, 2005 that would have vested on August 10, 2008 if we had achieved a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2008 and the named executive officer were still employed by us at that time. One-third of the original PBRS award granted on August 10, 2005 was forfeited in August 2007 because we did not achieve a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2007. The remaining two-thirds of the original PBRS award granted August 10, 2005 was forfeited in August 2008 because we did not achieve a 10% cumulative average annualized increase in EPS over the measurement period of July 1, 2005 through June 30, 2008. For additional information, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Long-Term Stock Incentives - Forfeiture of Performance-Based Restricted Stock."

(11)

PBRS award granted on August 21, 2006 that vests two business days after our financial results for the fiscal year ending June 30, 2009 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time.

(12)

PBRS award granted on August 20, 2007 that vests two business days after our financial results for the fiscal year ending June 30, 2010 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time.

Option Exercises and Stock Vested in Fiscal 2008

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)

E. Scott Beattie	400,000	3,979,750	(3)	19,349	(4)	456,443
Stephen J. Smith	--			5,199	(5)	122,644
Ronald L. Rolleston	--			3,732	(6)	88,038
Joel B. Ronkin	--			4,532	(7)	106,910
Jacobus A. J. Steffens	--			2,966	(8)	69,968

(1)	Value based on market value of our common stock at the time of exercise, minus the exercise price.

(2)	Value based on the closing market price of our common stock on August 20, 2007, the vesting date, of $23.59 per share.

(3)

Mr. Beattie exercised options to purchase (i) 20,000 shares of common stock on August 3, 2007; (ii) 175,000 shares of common stock on September 20, 2007; and (iii) 205,000 shares of common stock on February 26, 2008. All options exercised by Mr. Beattie during fiscal 2008 were exercised at an exercise price of $12.50 per share. With respect to the stock option exercises on September 20, 2007 and February 26, 2008, Mr. Beattie paid the exercise price for those stock options by tendering 81,230 and 120,861 shares, respectively, of common stock already owned by Mr. Beattie. The tendered shares of common stock were valued at $26.93 per share for the September 20, 2007 stock option exercise and $18.72 per share for the February 26, 2008 stock option exercise, which were the applicable closing prices on the dates on which the shares of common stock were tendered. All of the stock options exercised by Mr. Beattie during fiscal 2008 were scheduled to expire in February 2008.

(4)	Shares represent 14,083 shares of PBRS and 5,266 shares of SBRS that vested on August 20, 2007.

(5)	Shares represent 3,333 shares of PBRS and 1,866 shares of SBRS that vested on August 20, 2007.

(6)	Shares represent 2,166 shares of PBRS and 1,566 shares of SBRS that vested on August 20, 2007.

(7)	Shares represent 2,166 shares of PBRS and 2,366 shares of SBRS that vested on August 20, 2007.

(8)	Shares represent 2,166 shares of PBRS and 800 shares of SBRS that vested on August 20, 2007.

Potential Payments Upon Termination or Change of Control

          Our severance policy provides for severance benefits upon the following triggering events: (i) a termination of the employment of a named executive officer by us without "cause," or (ii) a termination of the employment of a named executive officer by us without "cause" or by the named executive officer for "good reason," either of which occurs within two years of the consummation of a "change of control" involving us. Our severance policy and the terms "cause," "good reason," and "change of control," are discussed in more detail under "Compensation Discussion and Analysis -- Severance Policy and Change of Control." Payments under our severance policy are subject to the execution and delivery by the relevant executive officer of a release containing confidentiality and non-disparagement provisions that are satisfactory to us. The table below assumes that the triggering events under the severance policy occurred on June 30, 2008.

          Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options granted and restricted stock awarded to our employees, including our named executive officers, would automatically become fully vested. In addition, the excess of the fair market value of the common stock over the exercise price of such stock options is payable by us 90 days after the change of control, unless the compensation committee determines otherwise. All unvested stock option awards and a portion of unvested restricted stock awards also vest upon the termination of an executive officer's employment due to death or permanent disability. The following table shows the value of unvested stock options and restricted stock awards that would vest upon the specified triggering event, based on our closing market price of $15.18 on June 30, 2008, the last trading day of fiscal 2008.
		Termination

Name	Benefit	Without Cause(1)		Without Cause or For Good Reason Within 2 Years After Change of Control(2)		Change of Control(3)	Death or Permanent Disability(3)

E. Scott Beattie	Cash	$1,560,000		$3,375,197		$--	$--
	Option vesting	--		--		8,076	8,076
	Restricted stock vesting	--		--		2,875,107	1,568,780

	Total	$1,560,000		$3,375,197		$2,883,183	$1,576,856

Stephen J. Smith	Cash	$380,000		$737,891		$--	$--
	Option vesting	--		--		2,880	2,880
	Restricted stock vesting	--		--		693,240	299,596

	Total	$380,000		$737,891		$696,120	$302,476

Ronald L. Rolleston	Cash	$345,000		$673,818		$--	$--
	Option vesting	--		--		2,400	2,400
	Restricted stock vesting	--		--		655,290	335,016

	Total	$345,000		$673,818		$657,690	$337,416

Joel B. Ronkin	Cash	$400,000		$625,166		$--	$--
	Option vesting	--		--		3,600	3,600
	Restricted stock vesting	--		--		946,746	408,259

	Total	$400,000		$625,166		$950,346	$411,859

Jacobus A. J. Steffens	Cash	$476,524	(4)	$930,679	(4)	$--	$--
	Option vesting	--		--		1,200	1,200
	Restricted stock vesting	--		--		567,747	288,940

	Total	$476,524		$930,679		$568,947	$290,140

(1)

Severance benefit for termination without cause (other than upon a change of control or due to death or permanent disability) equals 24 months of base salary for our chief executive officer and 12 months of base salary for our other named executive officers and is payable in a lump sum.

(2)

Severance benefit for termination without cause by us or by the named executive officer for good reason, either of which occurs within two years of a change of control, equals 2.99 times the "base amount" for our chief executive officer and 1.5 times the "base amount" for our other named executive officers, and is payable in a lump sum. "Base amount" is the average annual salary plus average bonus paid to a named executive officer during the most recently completed five fiscal years. In 2004, we changed our fiscal year end from January 31 to June 30. As a result, the amounts set forth in this column have been calculated using the average annual base salary plus average bonus paid to the named executive officer during the 65 month period from February 1, 2003 through June 30, 2008.

(3)

Reflects value of accelerated vesting of stock options calculated based on the difference between the exercise price of stock options not yet vested at June 30, 2008 and our closing market price of $15.18 on June 30, 2008, the last trading day of fiscal 2008. Also reflects value of accelerated vesting of restricted stock not yet vested on June 30, 2008, based on our closing market price on June 30, 2008 of $15.18. Stock options that vest on an accelerated basis due to death remain exercisable by the named executive officer's estate for 12 months after death. Stock options that vest on an accelerated basis due to permanent disability remain exercisable for six months after the permanent disability. Stock options that vest on an accelerated basis due to a change of control remain exercisable for 90 days after the change of control. The term "change of control" has substantially the same meaning under our stock incentive plans as under our severance policy.

(4)

Mr. Steffens is paid in Swiss francs. Amounts were converted to U.S. dollars using an exchange rate of 1.11222 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2007 to June 30, 2008, as quoted on www.oanda.com.

Distinguishing "Realized" Pay from "Reported" Pay

          In reviewing our executive compensation, it is important to distinguish the compensation opportunities that we have provided to our named executive officers in fiscal 2008 from the compensation that was actually realized by our named executive officers in fiscal 2008. The increasing complexity of the standards of financial accounting and reporting related to stock-based executive compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called "reported" pay versus "realized" pay, or the amount of compensation realized by an executive during a fiscal year. We have provided an additional compensation table below in order to highlight the often dramatic difference between compensation reported to reflect accounting costs, and compensation that reflects what an executive has actually realized during the fiscal year.

          The table below shows the compensation realized by each of our named executive officers for fiscal 2008. This table includes:

—	salaries paid during fiscal 2008,

—	cash incentive bonuses earned for fiscal 2008 under our Management Bonus Plan and service-based deferred cash grants awarded in fiscal 2007 and paid during fiscal 2008,

—

the value of shares of common stock acquired upon the exercise of stock options in fiscal 2008 based on the market value of our common stock at the time of exercise (the actual value will depend on any proceeds received upon the ultimate sale of stock),

—	the value of restricted stock that vested in 2008 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon the ultimate sale of stock), and

—	the amounts set forth in the "All Other Compensation" column of the Fiscal 2008 Summary Compensation Table.

Fiscal 2008 Compensation Realized By Named Executive Officers
Name	Salary ($)	Cash Incentive Bonus and Deferred Cash Grant ($)		Value of Shares Acquired Upon Option Exercises ($)		Value of Vested Restricted Stock ($)	All Other Compensation ($)	Total ($)

E. Scott Beattie	771,333	169,794	(1)	3,979,750	(2)	456,443	63,283	5,440,603
Stephen J. Smith	376,667	49,390	(1)	--		122,644	29,580	578,281
Ronald L. Rolleston	342,500	45,095	(1)	--		88,038	33,281	508,914
Joel B. Ronkin	386,667	47,958	(1)	--		106,910	31,678	573,213
Jacobus A. J. Steffens	475,238	47,374		--		69,968	91,519	684,099

(1)	Includes service-based deferred cash grants awarded in fiscal 2007 and paid in fiscal 2008 of $24,954 for Mr. Beattie, $12,082 for Mr. Smith, $11,114 for Mr. Rolleston, and $10,727 for Mr. Ronkin.

(2)	All of the stock options exercised by Mr. Beattie during fiscal 2008 were scheduled to expire in February 2008.

Equity Compensation Plan Information

          The following table sets forth information concerning our common stock authorized for issuance under our equity compensation plans at June 30, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)

Equity compensation plans approved by security holders	3,191,393	16.59	1,648,602	(1)
Equity compensation plans not approved by security holders	--	--	--
Total	3,191,393	16.59	1,648,602	(1)

(1)

Of these shares of common stock, 525,945 remained available for issuance at June 30, 2008, under the Elizabeth Aden, Inc. 2002 Employee Stock Purchase Plan. See Note 15 to the financial statements in our Annual Report on Form 10-K for fiscal 2008, as filed with the SEC.

AUDIT COMMITTEE REPORT

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal control over financial reporting, the audits of our financial statements, the review of quarterly financial statements and critical accounting policies, and also carries out such other duties as directed by the board of directors. The audit committee selects the independent registered public accounting firm that performs the audit of our financial statements and issues an attestation report regarding our internal control over financial reporting, negotiates and approves the fees paid for such services and evaluates their performance. The audit committee also approves the engagement of the independent registered public accounting firm for non-audit services permissible under applicable laws and negotiates and approves the fees paid for such services.

          Elizabeth Arden's management is responsible for the preparation, presentation and integrity of our financial statements and internal controls and for the application of accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company's independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing an attestation report on our internal control over financial reporting. Although the audit committee members possess broad experience in analyzing and reviewing financial statements, we are not professional auditors, and our functions are not intended to duplicate or to certify the actions of management and the independent registered public accounting firm.

          The audit committee reviewed and discussed with management our audited financial statements for fiscal 2008. The committee also discussed with PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, the results of the audit and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and the company's internal control over financial reporting.

          The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors' independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

          Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Elizabeth Arden's annual report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the SEC.

Fred Berens (Chairperson)
Maura J. Clark
William M. Tatham

PROPOSAL 2 --
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for the fiscal year ending June 30, 2009. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2009.

Fees Paid to PricewaterhouseCoopers LLP

          The following table shows the fees paid to PricewaterhouseCoopers LLP for the audit of the financial statements and internal control over financial reporting and other services provided for the fiscal years ended June 30, 2008 and 2007, respectively:

	Fiscal Year Ended

	June 30, 2008	June 30, 2007

Audit fees	$1,797,428	$1,611,601
Audit-related fees	4,145	0
Tax fees	770,039	748,281
All other fees	5,381	23,858

Total	$2,576,993	$2,383,740

          Audit Fees.  Audit fees consisted principally of fees for audit work performed on the consolidated financial statements and internal controls over financial reporting included in our Annual Report on Form 10-K for fiscal 2008, the quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2008, and services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements.

          Audit-Related Fees.  Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit or review of our financial statements. There were no audit-related fees paid in fiscal 2007.

          Tax Fees.  The tax fees listed above consisted of fees for assistance with matters related to such services as domestic and international tax planning, tax compliance, including tax filings, tax audits (including audits for income taxes, indirect taxes and customs duties) and general tax advice.

          All Other Fees.  The other fees listed above consisted of fees for any services not included in the first three categories.

          Pre-Approval Policies and Procedure for Audit and Permitted Non-Audit Services. The audit committee has developed policies and procedures regarding the approval of all non-audit services that are to be rendered by our independent registered public accounting firm, as permitted under applicable laws, and the corresponding fees for such services. In situations where the full audit committee is unavailable to pre-approve any permitted non-audit services to be rendered by our independent registered public accounting firm: (i) our chief financial officer and general counsel will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC or Nasdaq, (ii) following such confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether we should engage our independent registered public accounting firm for such permitted non-audit services and, if so, negotiate the terms of the engagement with our independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of our independent registered public accounting firm for permitted non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of our independent registered public accounting firm at audit committee meetings.

          Consistent with these policies and procedures, all audit services and non-audit services, including tax services, and all fees associated with such services performed by our independent registered public accounting firm in the fiscal years ended June 30, 2008 and 2007 were pre-approved by the chairperson of the audit committee and ratified by the audit committee or approved by the full audit committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF
BOARD MEMBERS FOR THE 2009 ANNUAL MEETING

          If a shareholder intends to present a proposal for action at the 2009 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the company by June 14, 2009. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

          Our by-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the board of directors. In general, in order for a shareholder proposal or director nomination to be properly brought before the 2009 annual meeting, written notice of such shareholder proposal or director nomination must be received by the Secretary of the company (i) no later than 90 days in advance of the 2009 annual meeting if such meeting is to be held on a day that is within 30 days of the anniversary of the 2008 annual meeting, or (ii) no later than the close of business on the tenth day following the date of public disclosure of the date of the 2009 annual meeting if such meeting is not held on a day that is within 30 days of the anniversary of the 2008 annual meeting.

          A notice of a shareholder proposal shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

          A shareholder director nomination must contain the following information: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of our common stock which are beneficially owned by each such nominee, (iv) such other information concerning each such nominee as would be required, under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director, and (v) a signed consent of each such nominee to serve as a director, if elected.

          If the presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with our by-laws or SEC rules, we may disregard that proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2009 annual meeting of shareholders, but the proposal complies with the advance notice procedure prescribed by our by-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

          Proposals should be addressed to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027 and nominations should be sent to the attention of the Nominating and Corporate Governance Committee c/o Secretary at the same address.

GENERAL INFORMATION

          Expenses of Solicitation. We will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

          Multiple Shareholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as "householding." Shareholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a "householding" consent previously provided to a bank, broker, or other nominee, the shareholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a shareholder wishes to receive a separate proxy statement for the 2008 Annual Meeting or a 2008 Annual Report, the shareholder may receive printed copies by contacting Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida 33027 or by calling (954) 364-6900.

          Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

          Other Matters. The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Form 10-K

          Shareholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including the financial statements required to be filed with the SEC, without charge, upon written request to Elizabeth Arden, Inc., Attention: Secretary, 2400 S.W. 145th Avenue, Miramar, Florida 33027.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida
October 13, 2008

REVOCABLE PROXY - COMMON STOCK

ELIZABETH ARDEN, INC.

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 12, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Oscar E. Marina and Beatriz Llorens Koltis as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc. with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our corporate offices at 2400 S.W. 145th Avenue, Miramar, Florida 33027, on Wednesday, November 12, 2008 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF

ELIZABETH ARDEN, INC.

November 12, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 111208

The Board of Directors recommends a vote FOR Proposals 1 and 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1 - Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ E. Scott Beattie
- ○ Fred Berens
- ○ Maura J. Clark
- ○ Richard C.W. Mauran
- ○ William M. Tatham
- ○ J. W. Nevil Thomas
- ○ Paul West

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their judgment, the proxies are authorized to vote upon such other business a may properly come before the annual meeting and any adjournment o postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNE WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT C POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIE HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR TH ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED HEREIN, FOR TH RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OU INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEA ENDING JUNE 30, 2009, AND ON OTHER MATTERS PRESENTED FOR A VOTE I ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER TH PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS A DIRECTOR BECOME UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TH BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSON NAMED IN THE PROXY.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________